Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman, President & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Record Revenues for First Quarter 2008

HearUSA Achieves Sixth Consecutive Record Quarter, Up 22% to $28.7 Million

West Palm Beach, Fla. – April 8, 2008 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through more than 190 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported record revenues for the first quarter of 2008.

Net revenues reached a record $28.7 million, an increase of 5% over the previous quarter and an increase of 22% over the same period a year ago. Approximately 11% of the increase is attributable to hearing care center acquisitions made during the last 12 months, with 11% due to organic growth. This quarter represents the company’s sixth consecutive record quarterly increase in revenue.

"The exemplary effort of our 600-plus HearUSA colleagues has resulted in yet another record revenue quarter for HearUSA,” said Stephen J. Hansbrough, HearUSA’s chairman, president and CEO. “While our acquisition program continues on pace with our expectations, we are particularly gratified by our double digit organic growth in a difficult economic environment.”

Continued Hansbrough, “The last two quarters of 2007 provided a powerful springboard into this first quarter of 2008, and we anticipate the momentum to continue, including our acquisition program. Based on this progress, we continue to expect fiscal 2008 revenues to increase by at least 16% and exceed $120 million, with net earnings per basic share estimated between $0.08 and $0.11."

The company will provide further results in its complete first quarter press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including the statements regarding the company’s expectation that the momentum will continue, that 2008 revenues will increase by at least 16% and exceed $120 million with net earnings per basic share of an estimated $0.08 and $0.11. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company’s acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the company’s ability to maintain cost controls and limit expenses; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 29, 2007.

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